MIAMI—(BUSINESS WIRE)—Florida Gaming Corporation (OTCBB: FGMG - News) announced today that FGMG has completed Phase 1 of its two-phase acquisition of 10.962 acres of property from Miami-Dade County (“County”). The Company previously announced the Agreement to acquire the property from the County in exchange for a right-of-way of .492 acres to be used by the Miami-Dade Metro Rail, an overhead light rail system. As part of this transaction, the County purchased an easement of .492 acres from FGMG for $1,014,300. Phase 1 acquisition consists of the purchase of approximately 2.283 acres from Miami-Dade County by Florida Gaming for $3,348,429. The Company paid a down payment of $334,843 and the County financed the remaining balance of $3,013,586 for 15 years at a fixed interest rate of 7.25%. The parties will pursue a permanent closing of NW 37th Avenue which would connect the existing jai-alai property to the newly acquired property.

Closing of Phase 2 of the transaction for the remaining 8.679 acres is scheduled to take place prior to July 1, 2010.

Contact:

Florida Gaming Corporation
W. Bennett Collett, Chairman and C.E.O., 502-589-2000